CONFIDENTIAL TREATMENT REQUESTED

Exhibit 10.41

SECURITY AGREEMENT

1. GRANT OF SECURITY INTEREST. Reference hereby is made to that certain Credit Agreement dated as of December 5, 2011 by and between, MAXWELL TECHNOLOGIES, INC., a Delaware corporation (“Debtor”) and WELLS FARGO BANK, NATIONAL ASSOCIATION (“Bank”) as amended, restated, modified or supplemented from time to time (the “Credit Agreement”). To secure its obligations under the Credit Agreement, and for other valuable consideration, as of December 5, 2011, Debtor hereby collaterally assigns, transfers, pledges, and grants to Bank a continuing security interest in all of the property of Debtor described as follows (collectively, the “Collateral”):

(a) all accounts, deposit accounts, contract rights, chattel paper (whether electronic or tangible), instruments, promissory notes, documents, general intangibles, payment intangibles, software, commercial tort claims, Stock, securities and all other investment property, supporting obligations and financial assets, letter of credit rights, health-care insurance receivables and other rights to payment of every kind now existing or at any time hereafter arising, wherever located; as used herein “Stock” means any shares, securities, stock, options, warrants, general or limited partnership interests, membership units or interests, or other equivalents (regardless of how designated) of or in a corporation, partnership, limited liability company, partnership, joint venture or equivalent entity whether voting or nonvoting, including common stock, preferred stock or any other “equity security” (as such term is defined in Rule 3a11-1 of the General Rules and Regulations promulgated by the Securities and Exchange Commission under the Securities Exchange Act of 1934, as amended);

(b) all inventory, goods held for sale or lease or to be furnished under contracts for service, or goods so leased or furnished, raw materials, component parts and embedded software, work in process and other materials used or consumed in Debtor’s business, now or at any time hereafter owned or acquired by Debtor, wherever located, and all products thereof, whether in the possession of Debtor, any warehousemen, any bailee or any other person, or in process of delivery, and whether located at Debtor’s places of business or elsewhere;

(c) all warehouse receipts, bills of sale, bills of lading and other documents of every kind (whether or not negotiable) in which Debtor now has or at any time hereafter acquires any interest and all goods covered thereby, and all additions, accessions and improvements thereto and products thereof, wherever located, whether in the possession or custody of Debtor, any bailee or any other person for any purpose or in process of delivery;

(d) all money and property heretofore, now or hereafter delivered to or deposited with Bank or otherwise coming into the possession, custody or control of Bank (or any agent or bailee of Bank) in any manner or for any purpose whatsoever during the existence of this Security Agreement (this “Agreement”) and whether held in a general or special account or deposit for safekeeping or otherwise;

(e) all right, title and interest of Debtor under licenses, guaranties, warranties, management agreements, marketing or sales agreements, escrow contracts, indemnity agreements, insurance policies, service or maintenance agreements, supporting obligations and other similar contracts of every kind in which Debtor now has or at any time hereafter shall have an interest;

(f) all goods (including goods returned or repossessed from Debtor’s customers), tools, machinery, furnishings, furniture and other equipment and fixtures of every kind now existing or hereafter acquired, and all improvements, replacements, accessions and additions thereto and embedded software included therein, whether located on any property owned or leased by Debtor or elsewhere, including without limitation, any of the foregoing now or at any time hereafter located at or installed on the land or in the improvements at any of the real property owned or leased by Debtor, and all such goods after they have been severed and removed from any of said real property; and

(g) all motor vehicles, trailers, mobile homes, manufactured homes, boats, other rolling stock and related equipment of every kind now existing or hereafter acquired and all additions and accessories thereto, whether located on any property owned or leased by Debtor or elsewhere;

together with all of Debtor’s books and records relating to the foregoing, and whatever is receivable or received when any of the foregoing or the proceeds thereof are sold, leased, licensed, collected, exchanged or otherwise disposed of, whether such disposition is voluntary or involuntary, including without limitation, (i) all rights to payment, including returned premiums, with respect to any insurance relating to any of the foregoing and all rights to payment with respect to any claim or cause of action affecting or relating to any of the foregoing (collectively, “Rights to Payment”), and (ii) all stock rights, rights to subscribe, stock splits, liquidating dividends, cash dividends, dividends paid in stock, new securities or other property of any kind which Debtor is or may hereafter be entitled to receive on account of any securities pledged hereunder, including without limitation, stock received by Debtor due to stock splits or dividends paid in stock or sums paid upon or in respect of any securities pledged hereunder upon the liquidation or dissolution of the issuer thereof (collectively, “Proceeds”). Notwithstanding the foregoing, the Collateral does not include (i) any of the following, whether now owned or hereafter acquired: any copyright rights, copyright applications, copyright registrations and like protections in each work of authorship and derivative work, whether published or unpublished; any patents, patent applications and like protections, including improvements, divisions, continuations, renewals, reissues, extensions, and continuations-in-part of the same; trademarks, trade names, service marks, mask works, rights of use of any name or domain names and, to the extent permitted under applicable law, any applications therefor, whether registered or not; and the goodwill of the business of Borrower connected with and symbolized thereby, know-how, operating manuals, trade secret rights, clinical and non-clinical data, rights to unpatented inventions; and any claims for damage by way of any past, present, or future infringement of any of the foregoing; provided, however, the Collateral shall include all accounts, license and royalty fees and other revenues, proceeds, or income arising out of or relating to any of the foregoing; (ii) more than sixty five percent (65%) of the total combined voting power of all classes of stock entitled to vote the shares of capital stock (the “Shares”) of Maxwell Technologies SA or any other Subsidiary of Borrower, not incorporated or organized under the laws of one of the States or jurisdictions of the United States; or (iii) any rights or interests in any lease, license, contract, or agreement, as such or the assets subject thereto if under the terms of such lease, license, contract, or agreement, or applicable law with respect thereto, the valid grant of lien therein or in such assets to Bank is prohibited and such prohibition has not been or is not waived or the consent of the other party to such lease, license, contract, or agreement has not been or is not otherwise obtained or under applicable law such prohibition cannot be waived; provided that such rights or interests in any such lease, license, contract or agreement and such assets subject thereto will be deemed to be “Collateral” hereunder upon the termination of; or consent, release or waiver under, such lease, license, contract or agreement, subject to applicable law.

2. OBLIGATIONS SECURED. The obligations secured hereby are the payment and performance of: (a) all present and future Indebtedness of Debtor to Bank, including but not limited to in connection with or pursuant to the Credit Agreement; (b) all obligations of Debtor and rights of Bank under this Agreement; and (c) all present and future obligations of Debtor to Bank of other kinds. The word “Indebtedness” is used herein in its most comprehensive sense and includes any and all advances, debts, obligations and liabilities of Debtor, heretofore, now or hereafter made, incurred or created, whether voluntary or involuntary and however arising, whether due or not due, absolute or contingent, liquidated or unliquidated, determined or undetermined, including under any swap, derivative, foreign exchange, hedge, deposit, treasury management or other similar transaction or arrangement, and whether Debtor may be liable individually or jointly with others, or whether recovery upon such Indebtedness may be or hereafter becomes unenforceable.

3. TERMINATION. This Agreement will terminate upon the full and indefeasible satisfaction, payment, performance and discharge of all obligations of Debtor to Bank (other than inchoate indemnity obligations), including without limitation, the payment of all Indebtedness of Debtor to Bank, the termination of all commitments of Bank to extend credit to Debtor, and Debtor has deposited with Bank cash collateral with respect to all contingent obligations, including all contingent reimbursement obligations with respect to Letters of Credit, in amounts and on terms and conditions and with parties satisfactory to Bank.

4. OBLIGATIONS OF BANK. Any money received by Bank in respect of the Collateral following the occurrence and during the continuance of an Event of Default, may be deposited, at Bank’s option, into a non-interest bearing account over which Debtor shall have no control, and the same shall, for all purposes, be deemed Collateral hereunder. Bank’s obligation with respect to Collateral and Proceeds in its possession shall be strictly limited to the duty to exercise reasonable care in the custody and preservation of such Collateral and Proceeds, and such duty shall not include any obligation to ascertain or to initiate any action with respect to or to inform Debtor of maturity dates, conversion, call or exchange rights, or offers to purchase the Collateral or Proceeds, or any similar matters, notwithstanding Bank’s knowledge of the same. Bank shall have no duty to take any steps necessary to preserve the rights of Debtor against prior parties, or to initiate any action to protect against the possibility of a decline in the market value of the Collateral or Proceeds. Bank shall not be obligated to take any action with respect to the Collateral or Proceeds requested by Debtor unless such request is made in writing and Bank determines, in its sole discretion, that the requested action would not unreasonably jeopardize the value of the Collateral and Proceeds as security for the Indebtedness.

5. REPRESENTATIONS AND WARRANTIES. Debtor represents and warrants to Bank that:

(a) Debtor’s legal name is exactly as set forth on the first page of this Agreement, Debtor is a corporation registered and validly existing under the laws of the Sate of Delaware, and all of Debtor’s organizational documents or agreements delivered to Bank are complete and accurate in every respect;

(b) Debtor’s chief executive offices and other places of business are as listed on Schedule 5(b) hereto. Except as shown on Schedule 5(b), no inventory or other tangible Collateral is stored with a bailee, warehouseman or similar party, nor is any inventory consigned to any person;

(c) the Collateral is located or domiciled at only the additional address(es) listed on Schedule 5(c) hereto;

(d) Schedule 5(d) hereto sets forth a complete and accurate list of each of Debtor’s direct and indirect subsidiaries’ exact legal names, jurisdiction(s) of incorporation or organization, type of organization and organizational identification number, if any, assigned by its jurisdiction of incorporation or organization. Neither Debtor nor any of its subsidiaries has been known as or used any corporate, fictitious or trade names within the last five (5) years, except those listed on Schedule 5(d) hereto. Except as set forth on Schedule 5(d), neither Debtor nor any of its subsidiaries has been the surviving corporation of a merger or consolidation or acquired all or substantially all of the assets of any person within the last five (5) years;

(e) Schedule 5(e) hereto sets forth a complete and accurate description of the ownership and capitalization of Debtor’s direct and indirect subsidiaries and the percentage of subsidiaries’ voting stock owned by Debtor or another subsidiary of Debtor;

(f) Debtor does not have any deposit, investment, securities or commodities accounts other than as set forth on Schedule 5(f) hereto;

(g) Debtor is the sole owner, and has possession or control, of the Collateral, Proceeds and Rights to Payment;

(h) Debtor has the exclusive right to grant a security interest and lien in the Collateral, Proceeds and Rights to Payment;

(i) all the Collateral, Proceeds, Rights to Payment and other property of the Debtor are genuine, free from liens, adverse claims, setoffs, default, prepayment, defenses and conditions precedent of any kind or character;

(j) all statements contained herein and, where applicable, in the Collateral are true and complete in all material respects;

(k) no financing statement covering any of the Collateral, Proceeds, Rights to Payment or any other property of Debtor, and naming any secured party other than Bank, is on file in any public office, except as set forth on Schedule 5(k) hereto;

(l) where Collateral and Proceeds consists of investment securities, instruments, chattel paper, documents, contracts, insurance policies or any like property or any Rights to Payment, (i) all persons appearing to be obligated thereon have authority and capacity to contract and are bound as they appear to be, (ii) all property subject to chattel paper has been properly registered and filed in compliance with law and to perfect the interest of Debtor in such property, and (iii) all such Collateral and Proceeds comply with all applicable laws concerning form, content and manner of preparation and execution, including where applicable Federal Reserve Regulation Z and any State consumer credit laws; and

(m) where the Collateral consists of equipment, Debtor is not in the business of selling goods of the kind included within such Collateral, and Debtor acknowledges that no sale or other disposition of any such Collateral, including without limitation, any such Collateral which Debtor may deem to be surplus, has been consented to or acquiesced in by Bank, except as specifically set forth in writing by Bank.

6. COVENANTS OF DEBTOR.

(a) Debtor agrees in general: (i) to pay Indebtedness secured hereby when due; (ii) to indemnify Bank against all losses, claims, demands, liabilities and expenses of every kind caused by property subject hereto except for such losses, claims, demands, liabilities and expenses resulting from Bank’s gross negligence or willful misconduct; (iii) to permit Bank to exercise its powers under this Agreement or any other Loan Document; (iv) to execute and deliver such documents as Bank deems reasonably necessary to create, perfect and continue the security interests contemplated hereby; (v) not to change its name, and as applicable, its chief executive office, its principal residence or the jurisdiction in which it is organized and/or registered without giving Bank prior written notice thereof; (vi) not to change any location where Debtor keeps any Collateral with an aggregate value in excess of One Hundred Thousand Dollars ($100,000) in respect of any specific location or with an aggregate value in excess of Five Hundred Thousand Dollars ($500,000) in respect of all locations, or Debtor’s records concerning the Collateral, Proceeds and Rights to Payment without giving Bank prior written notice of the address to which Debtor is moving same; and (vii) to cooperate with Bank in perfecting all security interests granted herein and in obtaining such agreements from third parties as Bank deems reasonably necessary, proper or convenient in connection with the preservation, perfection or enforcement of any of its rights hereunder.

(b) Debtor agrees with regard to the Collateral, Proceeds and Rights to Payment, unless Bank agrees otherwise in writing: (i) that Bank is authorized to file financing statements in the name of Debtor to perfect Bank’s security interest in the Collateral, Proceeds and Rights to Payment; (ii) where applicable, to insure the Collateral with Bank named as loss payee, in form, substance and amounts, under agreements, against risks and liabilities, and with insurance companies reasonably satisfactory to Bank; (iii) where applicable, to operate the Collateral in accordance with all applicable statutes, rules and regulations relating to the use and control thereof, and not to use any Collateral for any unlawful purpose or in any way that would void any insurance required to be carried in connection therewith; (iv) not to remove the Collateral from Debtor’s premises except in the ordinary course of Debtor’s business; (v) to pay when due all license fees, registration fees and other charges in connection with any Collateral; (vi) not to permit any lien on the Collateral, Proceeds and Rights to Payment, including without limitation, liens arising from repairs to or storage of the Collateral (other than Permitted Liens as defined in section 5.9 of the Credit Agreement); (vii) not to sell, hypothecate or dispose of, nor permit the transfer by operation of law of, any of the Collateral, Proceeds and Rights to Payment or any interest therein, except sales of inventory to buyers in the ordinary course of Debtor’s business and except as expressly permitted under the Credit Agreement; (viii) to permit Bank to audit and inspect the Collateral during normal business hours on at least 24 hours’ notice once per year (unless an Event of Default has occurred and is continuing in which case such audits and inspections may be at any time, from time to time, and no notice shall be required); (ix) to keep, in accordance with generally accepted accounting principles, complete and accurate records regarding all Collateral, Proceeds and Rights to Payment, and to permit Bank, upon 24 hours’ notice (unless an Event of Default has occurred and is continuing) to inspect the same and make copies thereof at any reasonable time; (x) if requested by Bank, to receive and use reasonable diligence to collect Collateral consisting of accounts and other Rights to Payment and Proceeds, in trust and as the property of Bank, and to immediately endorse as appropriate and deliver such Collateral, Proceeds and Rights to Payment to Bank daily in the exact form in which they are received together with a collection report in form satisfactory to Bank; (xi) not to commingle the Collateral or Proceeds, or collections thereunder, with other property; (xii) to give only normal allowances and credits in the ordinary course of business consistent with Debtor’s policies with respect thereto as of the date hereof, and to advise Bank thereof immediately in writing if they affect any rights to payment or Proceeds in any material respect; (xiii) from time to time, within fifteen (15) days of being requested by Bank, to prepare and deliver a schedule of all the Collateral, Proceeds and Rights to Payment subject to this Agreement and to assign in writing and deliver to Bank all accounts, contracts, leases and other chattel paper, instruments, documents and other evidences thereof; (xiv) in the event Bank elects to receive payments of Rights to Payment or Proceeds hereunder, to pay all reasonable, documented, out-of-pocket expenses incurred by Bank in connection therewith, including expenses of accounting, correspondence, collection efforts, reporting to account or contract debtors, filing, recording, record keeping and expenses incidental thereto; (xv) Debtor will first notify Bank prior to storing or otherwise delivering Collateral to a bailee or similar third party at a location which Collateral has an aggregate value in excess One Hundred Thousand Dollars ($100,000) in respect of any specific location or an aggregate value in excess of Five Hundred Thousand Dollars ($500,000) in respect of all locations, and cause such bailee to execute and deliver a bailee agreement in form and substance reasonably satisfactory to Bank in its good faith discretion, (xvi) to provide any service and do any other acts which may be reasonably necessary to maintain, preserve and protect all Collateral and, as appropriate and applicable, to keep all Collateral in good and saleable condition, to deal with the Collateral in accordance with the standards and practices adhered to generally by users and manufacturers of like property, and to keep all Collateral and Proceeds free and clear of all defenses, rights of offset and counterclaims, and (xvii) except as permitted in the Credit Agreement, not to agree with any person other than Bank to refrain from granting or allowing to exist a lien upon any of its, and not to covenant to any other person that Debtor in the future will refrain from creating, incurring, assuming or allowing any lien with respect to any of Debtor’s property.

(c) Debtor represents, warrants, covenants and agrees that, with respect to any Stock included in the Collateral, the original certificate or certificates for such Stock, accompanied by an instrument of transfer or assignment, in form satisfactory to Bank, duly executed in blank by Debtor have been, or will be immediately upon execution and delivery of this Agreement, delivered by Debtor to Bank. Debtor shall cause the books of the issuers of such Stock to reflect the pledge of the Stock hereunder. Debtor will further execute and deliver such documents, and take or cause to be taken such actions, as Bank may reasonably request to perfect or continue the perfection of Bank’s security interest in such Stock. In the event that Debtor receives any Proceeds in respect of Stock, Debtor will hold the same in trust on behalf of and for the benefit of Bank and will immediately deliver all such Proceeds to Bank in the exact form received, with the endorsement of Debtor if necessary and/or appropriate undated stock powers duly executed in blank, to be held by Bank as part of the Collateral, subject to all terms hereof. Debtor agrees that as to any Collateral or Proceeds consists of Stock, and so long as no Event of Default exists, to vote said securities and to give consents, waivers and ratifications with respect thereto, provided that no vote shall be cast or consent, waiver or ratification given or action taken which would impair Bank’s interests in the Collateral and Proceeds or be inconsistent with or violate any provisions of this Agreement.

7. POWERS OF BANK. Debtor appoints Bank its true attorney in fact to perform any of the following powers upon the occurrence and during the continuance of an Event of Default, which are coupled with an interest, are irrevocable until termination of this Agreement and may be exercised from time to time by Bank’s officers and employees, or any of them, whether or not Debtor is in default: (a) to perform any obligation of Debtor under the Loan Documents, but that Debtor fails to do, in Debtor’s name or otherwise; (b) to give notice to account debtors or others of Bank’s rights in the Collateral, Proceeds and Rights to Payment, to enforce or forebear from enforcing the same and make extension and modification agreements with respect thereto; (c) to release persons liable on the Collateral, Proceeds and Rights to Payment and to give receipts and acquittances and compromise disputes in connection therewith; (d) to release or substitute security; (e) to resort to security in any order; (f) to prepare, execute, file, record or deliver notes, assignments, schedules, designation statements, financing statements, continuation statements, termination statements, statements of assignment, applications for registration or like papers to perfect, preserve or release Bank’s interest in the Collateral, Proceeds and Rights to Payment; (g) to receive, open and read mail addressed to Debtor; (h) to take cash, instruments for the payment of money and other property to which Bank is entitled; (i) to verify facts concerning the Collateral, Proceeds and Rights to Payment by inquiry of obligors thereon, or otherwise, in its own name, Debtor’s name or a fictitious name; (j) to endorse, collect, deliver and receive payment under instruments for the payment of money constituting or relating to Proceeds; (k) to prepare, adjust, execute, deliver and receive payment under insurance claims, and to collect and receive payment of and endorse any instrument in payment of loss or returned premiums or any other insurance refund or return, and to apply such amounts received by Bank, at Bank’s sole option, toward repayment of the Indebtedness or, where appropriate, replacement of the Collateral; (l) to exercise all rights, powers and remedies which Debtor would have, but for this Agreement, with respect to all the Collateral, Proceeds and Rights to Payment subject hereto; (m) to enter onto Debtor’s premises in inspecting the Collateral; (n) to give notices of exclusive control, entitlement orders or like instructions with respect to deposit and/or securities accounts, and to make withdrawals from and to close deposit accounts or other accounts with any financial institution, wherever located, into which Collateral, Proceeds or Rights to Payment may have been deposited, and to apply funds so withdrawn to payment of the obligations; (o) to preserve or release the interest evidenced by chattel paper to which Bank is entitled hereunder and to endorse and deliver any evidence of title incidental thereto; (p) to notify any person obligated on any security, instrument or other document subject to this Agreement of Bank’s rights hereunder; (q) to collect by legal proceedings or otherwise all dividends, interest, principal or other sums now or hereafter payable upon or on account of the Collateral, Proceeds or Rights to Payment, (r) to enter into any extension, modification, reorganization, deposit, merger or consolidation agreement, or any other agreement relating to or affecting the Collateral, Proceeds or Rights to Payment, and in connection therewith to deposit or surrender control of the Collateral, Proceeds or Rights to Payment, to accept other property in exchange for the Collateral, Proceeds and Rights to Payment, and to do and perform such acts and things as Bank may deem proper, with any money or property received in exchange for the Collateral, Proceeds or Rights to Payment, at Bank’s option, to be applied to the Indebtedness or held by Bank under this Agreement; (s) to make any compromise or settlement Bank deems desirable or proper in respect of the Collateral and Proceeds, (t) to do all acts and things and execute all documents in the name of Debtor or otherwise, deemed by Bank as necessary, proper and convenient in connection with the preservation, perfection or enforcement of its rights hereunder, and (u) to sign Debtor’s name on any documents or security instruments necessary to perfect or continue the perfection of, or maintain the priority of, Bank’s security interest in the Collateral. Notwithstanding the foregoing, however, that the powers of attorney granted herein (other than with respect to items (a), (d), (f), (i), (m), (t) and (u) above which may be exercised at any time) shall be exercisable only upon the occurrence and during the continuance of an Event of Default unless in Bank’s good faith opinion prompt action is necessary to preserve or protect the Collateral or Bank’s security interest in the Collateral. To effect the purposes of this Agreement or otherwise upon instructions of Debtor, Bank may cause any Collateral and/or Proceeds to be transferred to Bank’s name or the name of Bank’s nominee. If an Event of Default has occurred and is continuing, any or all Collateral and/or Proceeds consisting of securities may be registered, without notice, in the name of Bank or its nominee, and thereafter Bank or its nominee may exercise, without notice, all voting and corporate rights at any meeting of the shareholders of the issuer thereof, any and all rights of conversion, exchange or subscription, or any other rights, privileges or options pertaining to such Collateral and/or Proceeds, all as if it were the absolute owner thereof. The foregoing shall include, without limitation, the right of Bank or its nominee to exchange, at its discretion, any and all Collateral and/or Proceeds upon the merger, consolidation, reorganization, recapitalization or other readjustment of the issuer thereof, or upon the exercise by the issuer thereof or Bank of any right, privilege or option pertaining to any the Collateral and/or Proceeds consisting of Stock, and in connection therewith, the right to deposit and deliver any and all of the Collateral and/or Proceeds with any committee, depository, transfer agent, registrar or other designated agency upon such terms and conditions as Bank may determine. All of the foregoing rights, privileges or options may be exercised without liability on the part of Bank or its nominee except to account for property actually received by Bank. Bank shall have no duty to exercise any of the foregoing, or any other rights, privileges or options with respect to the Collateral or Proceeds and shall not be responsible for any failure to do so or delay in so doing.

8. PAYMENT OF PREMIUMS, TAXES, CHARGES, LIENS AND ASSESSMENTS. Debtor agrees to pay, prior to delinquency, all insurance premiums, taxes, charges, liens and assessments against the Collateral, Proceeds and Rights to Payment, and upon the failure of Debtor to do so, Bank at its option may pay any of them and shall be the sole judge of the legality or validity thereof and the amount necessary to discharge the same. Any such payments made by Bank shall be obligations of Debtor to Bank, due and payable immediately upon demand, together with interest at a rate determined in accordance with the provisions of this Agreement, and shall be secured by the Collateral, Proceeds and Rights to Payment, subject to all terms and conditions of this Agreement.

9. EVENTS OF DEFAULT. The occurrence of any Event of Default under the Credit Agreement shall constitute an “Event of Default” under this Agreement.

10. REMEDIES. Upon the occurrence and during the continuance of any Event of Default, Bank shall have the right to declare immediately due and payable all or any Indebtedness secured hereby and to terminate any commitments to make loans or otherwise extend credit to Debtor. Bank shall have all other rights, powers, privileges and remedies granted to a secured party upon default under the California Uniform Commercial Code or otherwise provided by law, including without limitation, the right (a) to contact all persons obligated to Debtor on any Collateral, Proceeds or Rights to Payment and to instruct such persons to deliver all the Collateral, Proceeds and/or Rights to Payment directly to Bank, and (b) to sell, lease, license or otherwise dispose of any or all Collateral. All rights, powers, privileges and remedies of Bank shall be cumulative. No delay, failure or discontinuance of Bank in exercising any right, power, privilege or remedy hereunder shall affect or operate as a waiver of such right, power, privilege or remedy; nor shall any single or partial exercise of any such right, power, privilege or remedy preclude, waive or otherwise affect any other or further exercise thereof or the exercise of any other right, power, privilege or remedy. Any waiver, permit, consent or approval of any kind by Bank of any default hereunder, or any such waiver of any provisions or conditions hereof, must be in writing and shall be effective only to the extent set forth in writing. It is agreed that public or private sales or other dispositions, for cash or on credit, to a wholesaler or retailer or investor, or user of property of the types subject to this Agreement, or public auctions, are all commercially reasonable since differences in the prices generally realized in the different kinds of dispositions are ordinarily offset by the differences in the costs and credit risks of such dispositions. While an Event of Default exists: (a) Debtor will deliver to Bank from time to time, as requested by Bank, current lists of all the Collateral, Proceeds and Rights to Payment; (b) Debtor will not dispose of any Collateral, Proceeds or Rights to Payment except on terms approved by Bank; (c) at Bank’s request, Debtor will assemble and deliver all Collateral, Proceeds and Rights to Payment, and books and records pertaining thereto, to Bank at a reasonably convenient place designated by Bank; (d) Bank may, without notice to Debtor, enter onto Debtor’s premises and take possession of the Collateral; (e) Bank may appropriate the Collateral and apply all Proceeds toward repayment of the Indebtedness in such order of application as Bank may from time to time elect; and (f) Bank may, at any time and at Bank’s sole option, liquidate any time deposits pledged hereunder, whether or not said time deposits have matured and notwithstanding the fact that such liquidation may give rise to penalties for early withdrawal of funds. With respect to any sale or other disposition by Bank of any Collateral subject to this Agreement, Debtor hereby expressly grants to Bank the right to sell such Collateral using any or all of Debtor’s trademarks, trade names, trade name rights and/or proprietary labels or marks. Debtor further agrees that Bank shall have no obligation to process or prepare any Collateral for sale or other disposition. For any Collateral or Proceeds consisting of securities, Bank shall have no obligation to delay a disposition of any portion thereof for the period of time necessary to permit the issuer thereof to register such securities for public sale under any applicable state or federal law, even if the issuer thereof would agree to do so.

11. DISPOSITION OF COLLATERAL AND PROCEEDS; TRANSFER OF INDEBTEDNESS. In disposing of Collateral hereunder, Bank may disclaim all warranties of title, possession, quiet enjoyment and the like. Any proceeds of any disposition of any Collateral, Proceeds or Rights to Payment, or any part thereof, may be applied by Bank to the payment of expenses incurred by Bank in connection with the foregoing, including reasonable attorneys’ fees, and the balance of such proceeds may be applied by Bank toward the payment of the Indebtedness in such order of application as Bank may from time to time elect. Upon the transfer of all or any part of the Indebtedness, Bank may transfer all or any part of the Collateral, Proceeds or Rights to Payment and shall be fully discharged thereafter from all liability and responsibility with respect to any of the foregoing so transferred, and the transferee shall be vested with all rights and powers of Bank hereunder with respect to any of the foregoing so transferred; but with respect to any Collateral, Proceeds or Rights to Payment not so transferred, Bank shall retain all rights, powers, privileges and remedies herein given. Bank may at any time deliver the Collateral and Proceeds, or any part thereof, to Debtor, and the receipt thereof by any Debtor shall be a complete and full acquittance for the Collateral and Proceeds so delivered, and Bank shall thereafter be discharged from any liability or responsibility therefor.

12. STATUTE OF LIMITATIONS. Until all Indebtedness shall have been paid in full and all commitments by Bank to extend credit to Debtor have been terminated, the power of sale or other disposition and all other rights, powers, privileges and remedies granted to Bank hereunder shall continue to exist and may be exercised by Bank at any time and from time to time irrespective of the fact that the Indebtedness or any part thereof may have become barred by any statute of limitations, or that the personal liability of Debtor may have ceased, unless such liability shall have ceased due to the payment in full of all Indebtedness secured hereunder.

13. MISCELLANEOUS. When there is more than one Debtor named herein: (a) the word “Debtor” shall mean all or any one or more of them as the context requires; (b) the obligations of Debtor hereunder are joint and several; and (c) until all Indebtedness shall have been paid in full, no Debtor shall have any right of subrogation or contribution, and Debtor hereby waives any benefit of or right to participate in any of the Collateral or Proceeds or any other security now or hereafter held by Bank. The Debtor acknowledges and agrees that the provisions of Section 7.11 of the Credit Agreement are applicable to the Debtor’s obligations and liabilities under this Agreement and the other Loan Documents. Debtor hereby waives any right to require Bank to (i) proceed against any other Debtor or any other person, (ii) marshal assets or proceed against or exhaust any security from any other Debtor or any other person, (iii) perform any obligation of Debtor with respect to the Collateral, Proceeds or Rights to Payment, and (d) make any presentment or demand, or give any notice of nonpayment or nonperformance, protest, notice of protest or notice of dishonor hereunder or in connection with any Collateral or Proceeds. Debtor further waives any right to direct the application of payments or security for any Indebtedness of Debtor or indebtedness of customers of Debtor.

14. NOTICES. All notices, requests and demands required under this Agreement must be in writing, addressed to Bank at the address specified in any other loan documents entered into between Debtor and Bank and to Debtor at the address of its chief executive office (or principal residence, if applicable) specified below or to such other address as any party may designate by written notice to each other party, and shall be deemed to have been given or made as follows: (a) if personally delivered, upon delivery; (b) if sent by mail, upon the earlier of the date of receipt or three (3) days after deposit in the U.S. mail, first class and postage prepaid; and (c) if sent by telecopy, upon receipt.

15. COSTS, EXPENSES AND ATTORNEYS’ FEES. Debtor shall pay to Bank immediately upon demand the full amount of all payments, advances, fees, charges, costs and expenses, including reasonable attorneys’ fees (to include outside counsel fees and all allocated costs of Bank’s in-house counsel), reasonably expended or incurred by Bank in connection with (a) the perfection and preservation of the Collateral or Bank’s interest therein, and (b) the realization, enforcement and exercise of any right, power, privilege or remedy conferred by this Agreement, whether incurred at the trial or appellate level, in an arbitration proceeding or otherwise, and including any of the foregoing incurred in connection with any bankruptcy proceeding (including without limitation, any adversary proceeding, contested matter or motion brought by Bank or any other person) relating to Debtor or in any way affecting any of the Collateral or Bank’s ability to exercise any of its rights or remedies with respect thereto. All of the foregoing shall be paid by Debtor with interest from the date of demand until paid in full at a rate per annum equal to the highest rate then applicable to advances made under the Credit Agreement from time to time.

16. SUCCESSORS; ASSIGNS; AMENDMENT. This Agreement shall be binding upon and inure to the benefit of the heirs, executors, administrators, legal representatives, successors and assigns of the parties, and may be amended or modified only in writing signed by Bank and Debtor.

17. SEVERABILITY OF PROVISIONS. If any provision of this Agreement shall be held to be prohibited by or invalid under applicable law, such provision shall be ineffective only to the extent of such prohibition or invalidity, without invalidating the remainder of such provision or any remaining provisions of this Agreement.

18. DEFINED TERMS. All capitalized terms used herein without definitions shall have the respective meanings assigned to such terms in the Credit Agreement. All terms not defined in the Credit Agreement that are defined in the UCC and used herein shall have the meanings assigned to such terms in the UCC.

19. GOVERNING LAW. This Agreement shall be governed by and construed in accordance with the laws of the State of California.

[Balance of Page Intentionally Left Blank]

CONFIDENTIAL TREATMENT REQUESTED

IN WITNESS WHEREOF, this Agreement has been duly executed as of the date first set forth above.

MAXWELL TECHNOLOGIES, INC.

By:	/s/ Kevin Royal
Name:	Kevin Royal
Title:	CFO

[Signature Page to Security Agreement]

CONFIDENTIAL TREATMENT REQUESTED

Security Agreement between Wells Fargo Bank, National Association and Maxwell Technologies, Inc.
Schedule:	5(b)
Schedule Description:	Places of Business and Collateral Locations

Third Party Owned Locations

Places of Business
Global Headquarters	5271 Viewridge Court, Suite 100 San Diego, CA 92123

N.A. Manufacturing and Engineering Center	9244 Balboa Avenue San Diego, CA 92123

Research and Development Center	3912 Calle Fortunada, Suite B San Diego, CA 92123

Manufacturing Location	8644 West Ludlow Drive Building C Peoria, Arizona 85381	opening in process

Maxwell Technologies SA	CH-1728 Rossens Switzerland

Maxwell Technologies GmbH	Brucker Strasse 21 D-82205 Gilching Germany

Shanghai Representative Office	#13E, CR Times Square 500 Zhangyang Road, Pudong Shanghai 200122, P.R. China

Maxwell Technologies Shanghai Trading Co., Ltd.	#13F, CR Times Square 500 Zhangyang Road, Pudong Shanghai 200122, P.R. China

Maxwell Technologies Ltd	Suites 3 & 4, First Floor Millennium House Gapton Hall Road Great Yarmouth, Norfolk, United Kingdom

Other Collateral Locations

GoTrans Hong Kong (Third Party Logistics)	Room 1001-1003,10TH Floor Fullerton Centri, 19 Hung Hong Kong

Atege GmbH (Third Party Logistics)	Allgemeine Transportgesellschaft vorm. Gondrand & Mangili mbH Kammererstr. 1 D-71636 Ludwigsburg

Belton Energy Technology Limited (Contract Manufacturer)	Unit 4-6, 12/F, Block B Vigor Industrial Building 14-20 Cheung Tat Road Tsing Yi, N.T., Hong Kong, China

Expeditors International of Washington, Inc,. (Warehouse)	1470 Exposition Way Suite 110 San Diego, CA 92154 USA

Security Agreement between Wells Fargo Bank, National Association and Maxwell Technologies, Inc.
Schedule:	5(c)
Schedule Description:	Additional Addresses Where Collateral is Located

None other than the locations listed on Schedule 5(b).

Security Agreement between Wells Fargo Bank, National Association and Maxwell Technologies, Inc.
Schedule:	5(d)
Schedule Description:	Subsidiaries

Subsidiary Legal Name	Type of Entity	Jurisdiction of Organization	Organizational Identification Number

Maxwell Technologies SA	Limited Liability Company	Switzerland	CH-217-0131313-6

Maxwell Technologies GmbH	Limited Liabity Company	Germany	171351

Maxwell Technologies, Shanghai Trading, Ltd.	Foreign Invested Commercial Entity	Shanghai Pudong	TBD

Maxwell Technologies, Ltd	Private Limited Liability Company	England and Wales	7350196

Maxwell Technologies Hong Kong Limited	Corporation	Hong Kong	1625756

I-Bus/Phoenix, Inc.	Stock Corporation	California	C1977887

MML Holding Corp	Corporation	Delaware	2872286

MML Acquisition Corp	Corporation	Delaware	2872274

Maxwell Holding GmbH	Limited Liability Company	Germany	106430

PurePulse Technologies, Inc.	Corporation	Delaware	C1622960

Maxwell Technologies Systems Divisions, Inc.	Corporation	California	C1977885

Security Agreement between Wells Fargo Bank, National Association and Maxwell Technologies, Inc.
Schedule:	5(e)
Schedule Description:	Subsidiary Capitalization

Subsidiary Legal Name	Authorized Shares/ Issued Shares		Shareholder Name	Number of Shares Owned
Maxwell Technologies SA	100,000		Maxwell Technologies, Inc.	999,998
Maxwell Technologies GmbH	25,000		Maxwell Holding GmbH	25,000
Maxwell Technologies, Shanghai Trading, Ltd.	[TBD	]	Maxwell Technologies Hong Kong Limited	All
Maxwell Technologies, Ltd	1,000		Maxwell Technologies, Inc.	1,000
Maxwell Technologies Hong Kong Limited	300,000		Maxwell Technologies, Inc.	300,000
I-Bus/Phoenix, Inc.	unknown		Maxwell Technologies, Inc.	All
MML Holding Corp	unknown		Maxwell Technologies, Inc.	All
MML Acquisition Corp	100,000		MML Holding Corp	100,000
Maxwell Holding GmbH	1		MML Acquisition Corp	1
PurePulse Technologies, Inc.	20,000,000/12,038,735	(1)	Maxwell Technologies, Inc.	9,901,954
Maxwell Technologies Systems Divisions, Inc.	unknown		Maxwell Technologies, Inc.	All

(1) Last known information.

Schedule: 5(f)

Schedule Description: Deposits, Investments, Securities and Commodity Accounts

[*]1

*	CERTAIN INFORMATION HAS BEEN OMITTED AND FILED SEPARATELY WITH THE COMMISSION. CONFIDENTIAL TREATMENT HAS BEEN REQUESTED WITH RESPECT TO THE OMITTED PORTIONS.

Schedule: 5(k)

Schedule Description: Existing Liens

Secured Party	Filing Office	Filing No.	Filing Date	Approximate Remaining Costs	Collateral Description/ Amendments
Banc of America Leasing & Capital, LLC	Delaware	2007 1513216	4/23/2007	$—	Copier Machines
Banc of America Leasing & Capital, LLC	Delaware	2008 3692777	11/4/2008	$200,000	Copier Machines
Silicon Valley Bank	Delaware	4015705 9	1/20/2004	$—	n/a -no obligation	(1)
Silicon Valley Bank	Delaware	2007 0032903	1/3/2007	$—	n/a -no obligation	(1)

(1)	To be released.

17